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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MusicNet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-108777 and 333-1140888) on Form S-3 and (Nos. 333-42579, 333-53127,
333-63333, 333-55342 and 333-102429) on Form S-8 of RealNetworks, Inc. and
subsidiaries, of our report dated February 8, 2005, with respect to the balance sheets of MusicNet, Inc. as of December 31, 2004 and 2003, and the related statements of operations, convertible preferred stock and stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2004.

Our report, dated February 8, 2005, contains an explanatory paragraph that states that MusicNet, Inc. has suffered recurring losses from operations and has a net working capital deficiency. These facts raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP
----------------------------

Seattle, Washington
March 3, 2005